EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.522.9254

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer

800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

Dallas, Texas, April 2, 2012 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the fourth quarter and year ended December 31, 2011. For the fourth quarter, the Company reported a net loss of $2.2 million, or $1.42 per share, compared to a net loss of $573,000, or $0.38 per share, in 2010. For the year, the Company reported a net loss of $6.3 million, or $4.15 per share, compared to net income of $9.9 million, or $6.48 per share, in 2010.

Following is a comparison of results for the 2011 and 2010 periods:

Operating Income (Loss). For the 2011 and 2010 fourth quarters, operating losses were $(2.8) million and $(558,000), on revenues of $38.4 million and $36.5 million, respectively. For the 2011 and 2010 years, operating income (loss) was $(9.0) million and $16.2 million, on revenues of $139.4 million and $168.4 million, respectively.

While revenue increased 5.1% in the 2011 fourth quarter, the decrease in revenue of 17.1% in the 2011 annual period was principally due to a decrease in sales of specialty fabric to U.S. military subcontractors as a result of reductions in orders from the military to Brookwood’s customers, partially offset by increased sales in other market segments. Sales of specialty fabric to U.S. military contractors were $21,693,000 and $73,906,000 in the fourth quarter and year ended December 31, 2011, as compared to 2010 sales of $21,020,000 and $114,265,000, respectively. The military sales represented 56.5% and 53.0% for the 2011 fourth quarter and annual periods, respectively, compared to 57.6% and 67.9% for the 2010 fourth quarter and annual periods, respectively. Military sales have historically been cyclical in nature. The gross profit margin was 16.9% in 2011 versus 25.2% in 2010. The lower gross profit margin for 2011 was attributed to the lower sales volume, changes in product mix and higher royalty costs, partially offset by manufacturing efficiencies such as reductions in material working loss.

The results for the year ended December 31, 2011 include the earlier reported noncash accrual reserve of $7.5 million in the second quarter of 2011 for the Adversary Proceeding and an additional reserve of $1.8 million in the 2011 fourth quarter for the settlement of the Hallwood Energy litigation claims, other than the Adversary Proceeding. Effective February 14, 2012, the Company and certain other parties entered into a Settlement Agreement to settle the Hallwood Energy litigation claims other than the Adversary Proceeding. The terms of the Settlement Agreement include the payment by the Company of $1,800,000, in addition to payments by other defendants and the Company’s insurance carrier. The Company paid the settlement amount to the Plaintiffs on February 15, 2012. The Adversary Proceeding remains pending.

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The United States District Court is reviewing the objections that have been filed by all parties in the Adversary Proceeding on a de novo basis and will eventually accept the Proposed Findings of the Bankruptcy Court, decline to adopt the Proposed Findings and issue its own findings, or accept some of the Proposed Findings while declining to adopt the remaining Proposed Findings and issuing its own findings in their place. The District Court may also revise the damage awards. The Company does not know when the United States District Court will issue its decision or enter a final judgment.

Other Income (Loss). Other income (loss) consists of interest expense, partially offset by interest and other income. For the fourth quarter, other income (loss) was a loss of $29,000 in 2011, compared to a loss of $92,000 in 2010. For the year, other income (loss) was a loss of $68,000, compared to a loss of $291,000 in 2010.

Income Tax Expense (Benefit). For the 2011 fourth quarter, the income tax benefit was $713,000, which included a current federal tax benefit of $1.0 million, a noncash deferred federal tax expense of $69,000, and a current and deferred state tax expense of $209,000 and $30,000, respectively.

For the 2010 fourth quarter, the income tax benefit was $77,000, which included a current federal tax benefit of $579,000, a noncash deferred federal tax expense of $65,000, and a current and deferred state tax expense of $9,000 and $428,000, respectively.

For the 2011 year, the income tax benefit was $2.7 million, which included a current federal tax benefit of $623,000, a noncash deferred federal tax benefit of $2.6 million, and current and deferred state tax expense of $416,000 and $30,000, respectively.

For the 2010 year, the income tax expense was $6.0 million, which included a current federal tax expense of $4.6 million, a noncash deferred federal tax expense of $239,000, and current and deferred state tax expense of $740,000 and $428,000, respectively.

For further information on factors that could impact the Company and statements contained in this press release, reference should be made to the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.

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The following table sets forth selected financial information for the quarters and years ended

December 31, 2011 and 2010.

THE HALLWOOD GROUP INCORPORATED

(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue	$38,382	$36,506	$139,499	$168,354

Operating income (loss)	$(2,842)	$(558)	$(9,009)	$16,156

Other income (loss)	(29)	(92)	(68)	(291)

Income (loss) before income taxes	(2,871)	(650)	(9,077)	15,865
Income tax expense (benefit)	(713)	(77)	(2,746)	5,985

Net income (loss)	$(2,158)	$(573)	$(6,331)	$9,880

PER COMMON SHARE:
BASIC
Net income (loss)	$(1.42)	$(0.38)	$(4.15)	$6.48

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net income (loss)	$(1.42)	$(0.38)	$(4.15)	$6.48

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release that are not statements of historical fact, including but not limited to statements or underlying assumptions concerning the Hallwood Energy litigation, may constitute “forward-looking statements” or information within the meaning of Section 37A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements or information are subject to known and unknown risks and uncertainties including, among other things, the outcome of the Hallwood Energy litigation, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. Additionally, the inability to obtain funding for a significant, final judgment from the Proposed Findings could have a material adverse effect on the Company’s financial position, results of operations and cash flows and raise substantial doubt about the Company’s ability to continue as a going concern. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the Securities and Exchange Commission.

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